Exhibit 10.20

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made effective as of June 1, 2010 (the "Effective Date"), by and between NXT Nutritionals Holdings, Inc. ("NXT" or the "Company"), a Delaware corporation with its principal business address at 56 Jackson Street, Holyoke, MA 01040, and Richard Kozlenko (the "Consultant"), with an address at 21 Solar Court, San Rafael, CA 94901.

WHEREAS, the Company is engaged in the business of developing, marketing and distributing a proprietary, patent-pending healthy alternative sweetener trading under the brand name SUSTATM Natural Sweetener, and other food and beverage products ("Products");

WHEREAS, the Consultant has expertise in product research and development for use by Company; and

WHEREAS, the Consultant has heretofore used his expertise to provide services as a product researcher and developer related to the Company's business (the "Consulting Services") and the Company and Consultant desire to formalize the consulting agreement between the parties.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Services. During the Consultation Period (as defined below), the Consultant agrees to perform services in product research and development for use in the healthy alternative sweetening system and such other services to and for the Company as may be reasonably requested from time to time by the Company. Such services shall include but not be limited to those services as set forth on Annex I attached hereto.

2. Term. Except for earlier termination as provided herein, the term of this Agreement shall commence as of the Effective Date and continue until December 31, 2012 (such period, including any extensions thereof, the "Consultation Period"). The Consultation Period will automatically extend for additional one (1) year periods on the same terms and conditions as this Agreement, unless otherwise terminated by either party not later than ninety (90) days prior to the end of the then-current Consultation Period. The Consultation Period, including any extensions thereof, is sometimes are referred to herein as the "Term."

2.1 During the Consultation Period, the Consultant shall use his best efforts to perform his duties under this Agreement and shall devote a sufficient amount of his business time, on a first priority basis over any other engagements the Consultant may have, to fully perform with a high degree of professionalism all services reasonably requested by the Company. The Consultant shall maintain, and provide to the Company upon request, reasonably detailed monthly records of the services provided to the Company during each month in a format reasonably acceptable to Company.

3. Compensation.

3.1 Consulting Fees. Beginning with the Effective Date through the expiration of the Consultation Period, the Company shall pay in advance to the Consultant Cash Consulting Fees (defined below) of

(a) Nine Thousand Three Hundred Seventy-Five ($9,375.00) Dollars per month ("Base Consulting Fee"). Such payment shall be made not later than the first business day of each month, starting June 1, 2010, for the services provided in the prior month (including services during the month of May, 2010).

(b) If Consultant completes and delivers to Company two (2) Projects in a three (3) month period (with one being a new or improved product other than SUSTA Bowl Natural Sweetener, for which there is the potential for revenue for Company), Consultant shall be entitled to a payment equal to One Thousand Eight Hundred Seventy Five ($1,875) Dollars as a "Quarterly Bonus Fee" for the period in which those two (2) Projects were completed. The question of whether a Project is completed shall be determined exclusively by the CEO of the Company. The Quarterly Bonus Fee will be paid on a quarterly basis within 15 days after the end of each three (3) month period of the Term during which the two Projects were completed and delivered to Company; and

(c) If, in the sole and absolute discretion of the CEO of Company, Consultant contributes in a significant manner to the commercialization and sale of a product pursuant to an approved "Major Project" (as defined below), Company will pay Consultant an additional fee of up to twenty-five (25%) percent of the Base Consulting Fee (the "Additional Bonus Fee"). This Additional Bonus Fee will be in addition to the Base Consulting Fees and the Quarterly Bonus Fee and, if payable pursuant to this Section 3.1 (c), shall be paid by no later than Forty five (45) days after the completion of the Major Project. A "Major Project" is a project that generates material revenue growth for the Company.

The Base Consulting Fee, Quarterly Bonus Fee, and Additional Bonus Fee are sometimes collectively referred to herein as the "Cash Consulting Fees."

The Consultant's status during the Consultation Period shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Consultant under Section 3 shall be made or provided without withholding or deduction of any kind, and the Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

3.2 Restricted Stock Issuance for Past Services Rendered. Upon execution of this Agreement, the Company shall issue an additional Three Hundred Thousand (300,000)shares of NXT's restricted common stock ("Section 3.2 Shares") to Consultant as additional consideration for all services rendered to the Company prior to the date of this Agreement (except for the payment for May 2010, referred to in Section 3.1(a)). The Consultant hereby represents and agrees that he is not owed any other compensation for services rendered to the Company and/or its predecessors as of the Effective Date. These shares of common stock are being issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and shall bear a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

3.3 Restricted Stock Issuance for Additional Services. The Company shall issue Twenty Thousand (20,000) shares of NXT's restricted common stock (the "Consultant Shares," and together with the Section 3.2 Shares, the "Shares") to Consultant for services to be rendered under this Agreement for each month during the Consultation Period. As a matter of administrative convenience, the balance of the Consultant Shares will be paid in accordance with the following schedule:

20,000 upon execution of this Agreement;
60,000 on September 1, 2010;
60,000 on December 1, 2010;
60,000 on March 1, 2011;
60,000 on June 1, 2011;
60,000 on September 1, 2011;
60,000 on December 1, 2011;
60,000 on March 1, 2012;
60,000 on June 1, 2012;
60,000 on September 1, 2012;
60,000 on December 1, 2012.

The number of Consultant Shares shall be equitably adjusted in the case of a stock splits, stock dividends, or similar transactions. These shares of common stock are being issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and shall bear a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. The Consultant Shares will be subject to a Lock-Up Agreement in the form attached hereto as Exhibit A, pursuant to which the Consultant agrees he will not, offer, pledge, sell or otherwise dispose of any Consultant Shares for the period set forth in the Lock-Up Agreement.

3.4 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500 per month without the prior written approval of the Company. Wherever possible, the Company shall arrange travel and other expenses directly to minimize the Consultant's need to advance expense monies.

3.5 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

3.6 Interest Any compensation payable under this Agreement not paid within fifteen (15) days after the date due under this Agreement shall bear interest from the date due until paid at the annual rate equal to the lesser of eight percent (8%) per annum or the maximum rate permitted by law. In the case of undelivered Shares, interest shall be calculated based on the fair market value of the shares at the time the shares are required to be issued under this Agreement.

4. Termination.

4.1 If either party breaches any material provision of this Agreement and fails to cure such breach ("Uncured Material Breach") within fifteen (15) days after receipt of a written notice from the non-breaching party ("Terminating Party") that specifies, in reasonable detail, the nature of the breach, the Terminating Party may terminate the Consultation Period by delivery of written notice of termination; provided that if by its nature the material breach cannot be cured, the termination shall be effective fifteen (15) days after receipt of the notice of breach; further provided that if a breach by the Consultant is due to a physical or mental condition or disability of the Consultant, the cure period shall be extended to ninety (90) days from the Consultant's receipt of the notice of breach. Upon the request of Company, the Consultant shall provide written verification of such condition or disability from a licensed physician. Upon termination of the Consultation Period for Uncured Material Breach, the Company shall pay or provide to the Consultant any accrued but unpaid Cash Consulting Fees and Shares through the date of termination pursuant to Sections 3.1 and 3.3 herein and, except as provided below in the last sentence of this Section 4.1, no further compensation (other than reimbursement of expenses under Section 3.4) will be due and owing to Consultant from the date of termination; provided that if the uncured breach is the result of the Consultant's death, in addition to the foregoing accrued benefits, the Consultant's estate shall also be entitled to a number of Consultant Shares equal to fifty percent (50%) of the number of Consultant Shares that the Consultant would have been entitled to receive pursuant to Section 3.3 for the remainder of the Term. Notwithstanding the foregoing, if the Consultation Period is terminated because of an Uncured Material Breach and the Non-Terminating Party provides the Terminating Party written notice, within thirty (30) days of receipt of the notice of termination, that the Non-Terminating Party disputes whether an Uncured Material Breach occurred, the Terminating Party shall continue to perform its obligations under this Agreement until the matter is resolved under Section 17 or the end of the Consultation Period, as applicable.

4.2 The Company shall have the right to terminate this Agreement without cause, at any time after December 31, 2010, by giving written notice to Consultant stating that it is exercising its right to terminate this Agreement without cause pursuant to Section 4.2 of the Agreement; such termination shall be effective only if, not later than ten (10) days after the date of such notice, the Company pays Consultant (i) all accrued but unpaid Cash Consulting Fees and undelivered Shares through the date of termination pursuant to Sections 3.1 and 3.3 hereof, (ii) the sum of $56,250, and (iii) the number of Consultant Shares equal to the lesser of (a) 240,000 or (b) 20,000 multiplied by the number of months (and a pro-rated portion of any partial month) between the date of termination and December 31, 2013.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall fully cooperate with the Company's personnel, shall not interfere with the conduct of the Company's business and shall observe all rules, regulations and protections of persons and property of the Company.

6. Inventions and Proprietary Information.

6.1 Inventions.

(1) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements ("Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, that arise out of the services rendered to the Company during the Consultation Period shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor related to the Inventions, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(2) During the Consultation Period the Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2 Confidential Information.

(1) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he has had and will have access to and contact with Confidential Information. The Consultant represents that he has not pursuant to his prior services and agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Confidential Information or Invention.

(2) For purposes of this Agreement, "Confidential Information" shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Inventions, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company in each case that is either marked as confidential or is disclosed under circumstances that one would reasonably expect it to be confidential. "Confidential Information" shall not include information that (i) was independently developed by the Consultant outside the scope of any agreement with the Company or its predecessors and is unrelated to services provided by Consultant to the Company or it predecessors; (ii) is or becomes known to the general public or in Company's industry under circumstances involving no breach by Consultant of the provisions of this Section 6.2, (iii) is generally disclosed to third parties by the Company without restriction on such third parties is approved for release by written authorization of the Board of Directors of the Company, or (iv) is required to be disclosed by court order or governmental agency of competent jurisdiction, provided that the Consultant shall give prompt written notice of such disclosure to the Company in order to allow the Company to challenge such order or to obtain a protective order.

(3) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company, whether electronic or otherwise, that relate to Inventions or Confidential Information.

(4) The Consultant represents that his retention as a Consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(5) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof; that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant hereby agrees and represents that he will not represent to any party that he is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing in this Agreement is intended to create a fiduciary duty between the parties. Notwithstanding the above, no activity, employment, venture, business or other pursuit of the Consultant during the term of this Agreement shall conflict with his obligations under this Agreement or damage the interests of the Company.

8. Use of Confidential Information; Non-Solicitation.

8.1 The Consultant hereby acknowledges and recognizes the possession of the Confidential Information, the unique skills and scientific knowledge held by the Consultant, and the highly competitive nature of the business of the Company and hereby agrees that, (a) at no time during the Consultation Period and at any time thereafter shall he use any Confidential Information for his own benefit or the benefit of any third party, and (b) at no time during the Consultation Period or the one year period thereafter shall he induce employees of the Company, its affiliates or subsidiaries to terminate their employment with the Company or such affiliate or subsidiary and/or engage in any competitive business.

8.2 The Consultant affirms and represents that a true and correct list of any and all ownership interests, executive offices or directorships in any other companies or entities held by the Consultant and any of the Consultant's immediate family members is disclosed on Schedule 9 attached hereto.

8.3 The Consultant represents and warrants that he understands that Section 8.1 is not meant to prevent the Consultant from earning a living or fostering his career. It does intend, however, to prevent any competitive business from gaining any unfair advantage from Consultant's knowledge of Confidential Information.

9. Consultant Representations and Warranties. The Consultant hereby represents and warrants to NXT as follows:

9.1 Power and Authority. The Consultant has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with the terms hereof'. The Consultant represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior employer. The Consultant hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Consultant shall have no recourse whatsoever against any stockholder or affiliate of the Company or any of their respective affiliates with regard to this Agreement.

9.2 Gifts and Payments. The Consultant, in his capacity as a service provider, to NXT, will not at any time, accept, demand or solicit any payments or gifts (cash or non-cash) from vendors or sub-contractors of NXT or its affiliates, without the prior written approval of the CEO of Company. If approved by Company's CEO, the Consultant will disclose to the Company any payments or other consideration received during the Consultation Period from any vendor or subcontractor of the Company.

9.3 Books and Records. All books and records in connection with the Company's Inventions and Confidential Information will be stored and contained in a safe and secure location. The Consultant shall provide access to the Company to the books and records immediately upon request. Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company. The Consultant will not retain any copies, electronic or otherwise of such books and records.

10. Company Representations and Warranties. The Company hereby represents and warrants to the Consultant as follows: The Company has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof. The Company's execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that it may have with or to any person or entity. The Consultant Shares shall be duly authorized and validly issued and shall be fully paid and non-assessable.

11. Survival. The obligations contained in Sections 3, 4, 6, 8, 9.3, and 17 shall survive, in accordance with their terms, the termination or expiration of this Agreement and the Consultant's services with the Company and shall be fully enforceable thereafter.

12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15. Governing Law and Jurisdiction of Disputes. This Agreement shall he construed, interpreted and enforced in accordance with the laws of the State of Delaware.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

17.Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the breach thereof, the parties shall seek to resolve the dispute in good faith. If the dispute cannot be resolved through direct discussions, the parties agree to first endeavor to settle the dispute by mediation administered by the American Arbitration Association ("AAA) under its commercial mediation rules, before resorting to arbitration. If such dispute is not resolved by mediation, it shall be settled by arbitration before a single arbitrator administered by AAA in accordance with its commercial arbitration rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof [f Consultant initiates the mediation proceeding, the mediation and any arbitration shall take place in Boston, Massachusetts; if Company initiates the mediation proceeding, the mediation and any arbitration shall take place in the San Francisco Bay Area.

18. Miscellaneous.

18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18.4 This Agreement may be executed in any number of counterparts, each of which so executed shall he deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

18.5 In any litigation, mediation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and other costs and expenses incurred, including its share of the cost of the mediation and arbitration and of the fees of the mediator and arbitrator.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by personally or by a duly authorized representative as of the day and year first above written.

NXT NUTRITIONAL HOLDINGS, INC.

BY:	/s/ Francis McCarthy
Francis McCarthy
President and Chief Executive Officer

RICHARD KOZLENKO

/s/ Richard Kozlenko		7/30/2010
Richard Kozlenko